Exhibit 99.1

Alpha Natural Resources, Inc.
FOR IMMEDIATE RELEASE

Alpha Natural Resources Announces
Results for Third Quarter 2011

•	Record revenue of $2.3 billion due in part to the inclusion of a full quarter of legacy Massey results
•	Coking coal shipments and average per ton realizations increased 98% and 38%, respectively, YOY
•	Integration on track with significant improvement in workforce turnover already achieved
•	Alpha updates 2011 contracted position and provides updated 2012 guidance

ABINGDON, Va., November 3, 2011—Alpha Natural Resources, Inc. (NYSE: ANR), a leading U.S. coal producer, reported third quarter net income of $66.4 million or $0.29 per diluted share compared to net income of $31.9 million or $0.27 per diluted share for the third quarter last year. Income from continuing operations for the third quarter was $66.4 million or $0.29 per diluted share compared to income from continuing operations of $32.4 million or $0.27 per diluted share for the third quarter of 2010. Excluding certain merger-related and other unusual items described in our “Reconciliation of Adjusted Income from Continuing Operations to Income from Continuing Operations,” third quarter 2011 adjusted income from continuing operations was $79.9 million or $0.35 per diluted share.

Earnings before interest, taxes, depreciation, depletion and amortization (EBITDA) from continuing operations for the third quarter 2011 was $280.1 million, compared to $197.3 million in the year ago period. Excluding certain merger-related and other unusual items described in our “Reconciliation of EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations to Income from Continuing Operations,” Adjusted EBITDA from continuing operations was $373.1 million.

Quarterly Financial & Operating Highlights
(millions, except per-share and per-ton amounts)

	Q3 2011	Q3 2010

Coal revenues	$1997.9	$896.4

Income from continuing operations	$66.4	$32.4

Income from continuing operations per diluted share	$0.29	$0.27

Net income	$66.4	$31.9

Net income per diluted share	$0.29	$0.27

Adjusted income from continuing operations*	$79.9	$69.2

Adjusted income from continuing operations per diluted share*	$0.35	$0.57

EBITDA from continuing operations*	$280.1	$197.3

Adjusted EBITDA from continuing operations*	$373.1	$205.3

Tons of coal sold	31.2	21.2

Adjusted coal margin per ton*	$14.63	$11.12

*These are non-GAAP financial measures. A reconciliation of adjusted income from continuing operations to income from continuing operations, and a reconciliation of both EBITDA from continuing operations and adjusted EBITDA from continuing operations to income from continuing operations are included in tables accompanying the financial schedules.

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Alpha Natural Resources, Inc. Announces	Page 2
Third Quarter 2011 Results

“Alpha again demonstrated the success of its ‘Running Right’ approach to safety during the third quarter,” said Kevin Crutchfield, Alpha’s chief executive officer. “Both our Love Branch South and Enterprise operations were recognized with underground mine safety awards in Kentucky, and both operations had no lost-time accidents during 2010. We have completed ‘Running Right’ training for the entire hourly workforce at all legacy Massey operations, and we have begun a training program directed at supervisory personnel. The benefits are already becoming clear: incident rates at the legacy Massey operations are declining; employee feedback is overwhelmingly positive; and the annualized voluntary turnover rate for legacy Massey declined to single digits in the month of September, down from more than 20 percent earlier in the year. At Alpha, we understand that having an empowered workforce working together within the ‘Running Right’ culture is inextricably linked to our ability to operate safely, maintain strong employee morale, minimize turnover, and thereby deliver operational excellence.”

“Alpha generated adjusted EBITDA from continuing operations of $373 million during the third quarter of 2011. Alpha’s financial results were impacted by the ongoing geological challenges at our Emerald longwall mine, a notice of force majeure from a steelmaking customer in the Middle East, and protracted quarterly price negotiations with some Asian customers that led to delayed shipments of metallurgical coal, as well as lower than expected production at several legacy Massey mines. Taking a longer view, Alpha is now well positioned for success as the third largest supplier of metallurgical coal globally, with the largest export capacity of any U.S. producer. The integration of the legacy Massey operations remains on track, and over time we anticipate continued improvement in safety performance, enhanced productivity and meaningful synergies from fostering a unified ‘Running Right’ culture throughout our organization, all of which will drive value and accrue to the benefit of Alpha’s shareholders.”

“In August, Alpha announced a $600 million share repurchase authorization, in addition to the $125 million authorization announced in 2010. So far this year we have repurchased approximately $200 million of Alpha’s common stock, including $179 million since the beginning of the third quarter with which we repurchased approximately 6.7 million shares at an average price of $26.74 per share. The repurchases in the third quarter fully exhausted the remaining amount available under the authorization that Alpha announced in 2010 and utilized $100 million of the new $600 million authorization. We believe that shares of ANR currently represent outstanding value, and we will continue to seek opportunities to repurchase shares at attractive valuations.”

Financial Performance

•
Total revenues were $2.3 billion compared to $1.0 billion for Alpha stand-alone in the third quarter of 2010, and coal revenues were $2.0 billion compared to $0.9 billion for Alpha stand-alone in the third quarter last year. Coal revenues were significantly higher than the year-ago period due primarily to the inclusion of the first full quarter of shipments from legacy Massey operations, which contributed $805.4 million of coal revenues for the quarter, combined with a 38 percent increase in average per ton realizations on metallurgical coal compared with Alpha stand-alone in the third quarter of 2010. Freight and handling revenues and other revenues were $213.8 million and $93.0 million, respectively, during the third quarter versus $85.3 million and $19.9 million, respectively, for Alpha stand-alone in the third quarter of 2010.

During the third quarter of 2011, Alpha shipped 12.6 million tons of Powder River Basin (PRB) coal, 12.7 million tons of Eastern steam coal including 7.0 million tons from the legacy Massey operations, and 5.9 million tons of metallurgical coal including 2.1 million tons from the legacy Massey operations. Average per ton realization for PRB shipments rose to $11.98 in the third quarter of 2011 compared with $11.10 in the year-ago period. The average per ton realization for Eastern steam coal shipments was $67.07 compared with $67.72 last year, and the average per ton realization for metallurgical coal shipments increased to $168.49 in the third quarter of 2011 compared with $122.24 in the third quarter of 2010.

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Alpha Natural Resources, Inc. Announces	Page 3
Third Quarter 2011 Results

•
Total costs and expenses during the third quarter of 2011 were $2.2 billion compared to $952 million for Alpha stand-alone in the third quarter of 2010. Cost of coal sales in the third quarter was $1.7 billion, which included $770 million from legacy Massey operations. Adjusted cost of coal sales in the East averaged $75.81 per ton compared with $63.04 for Alpha stand-alone in the third quarter last year. The 2011 per ton cost of coal sales in the East has been adjusted to exclude UBB charges of $10.6 million and closed-mine asset retirement obligation charges of $37.1 million primarily related to changes in estimated future costs of water treatment, as well as merger-related expenses of $62.6 million, including a $39.7 million non-cash charge from selling acquired coal inventories written up to fair value in acquisition accounting and $22.9 million related to retention, severance and employee benefit alignment expenses. The higher cost of coal sales per ton in the East compared to the year-ago quarter is primarily the result of the following factors: reduced production and shipments from our Emerald longwall mine due to geological challenges; lower than expected thermal coal production and shipments from Central Appalachia; more metallurgical coal production; higher variable costs due to the increased volumes and higher per ton realizations on metallurgical coal shipments; increased per ton cost of purchased coal; higher diesel fuel costs; and general inflationary pressures. Cost of coal sales in the West averaged $10.34 per ton in the third quarter of 2011 compared with $8.57 last year. The year-over-year increase was primarily attributable to a mix shift with proportionally more production coming from Alpha’s Belle Ayr mine which has higher production costs due to its higher strip ratio, higher diesel fuel expense, the absence of capitalized development expense at Eagle Butte in 2011 and higher variable costs driven by higher average per ton realizations.

Selling, general and administrative expense in the third quarter of 2011 was $72.7 million and included $7.8 million of pre-tax merger-related expenses attributable to professional fees and various retention, severance and benefit alignment expenses. This compares with selling, general and administrative expense of $43.6 million in the third quarter last year. Depreciation, depletion and amortization (DD&A) during the quarter was $242.7 million, and net amortization of acquired intangibles was a benefit of $73.3 million in the third quarter of 2011. DD&A included $150.7 million for the acquired legacy Massey operations whose owned and leased mineral reserves, property and equipment were written up to fair value in acquisition accounting. In addition to amortization expense arising from acquired coal supply agreements for the legacy Foundation Coal in the amount of $24.2 million, amortization of acquired intangibles includes a $97.5 million net benefit from amortization of coal supply agreements and transportation contracts that were acquired in the Massey transaction and recorded at fair value.

•
Alpha recorded net income of $66.4 million or $0.29 per diluted share during the third quarter of 2011 compared to net income of $31.9 million or $0.27 per diluted share during the third quarter of 2010. Income from continuing operations in the third quarter was also $66.4 million or $0.29 per diluted share compared with net income from continuing operations of $32.4 million or $0.27 per diluted share in the year-ago quarter. The third quarter of 2011 net income and income from continuing operations included the following merger-related charges and other unusual items:

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Alpha Natural Resources, Inc. Announces	Page 4
Third Quarter 2011 Results

Merger-related and other unusual items	($ in millions)
Merger-related expenses	$101.7
UBB charges	10.6

Closed-mine asset retirement obligation-related charges	37.1
Unrealized mark-to-market gains on derivative instruments	(61.7)
Amortization of acquired intangibles, net	(73.3)
Loss on early extinguishment of debt	5.2
Pre-tax subtotal (net expense)	19.6
Income tax effect of above items	(6.1)
After-tax total of above items	$13.5

Excluding the after-tax total of these items, adjusted income from continuing operations was $79.9 million or $0.35 per diluted share compared to adjusted income from continuing operations of $69.2 million or $0.57 per diluted share for Alpha stand-alone in the third quarter of 2010.

•
EBITDA from continuing operations was $280.1 million in the third quarter of 2011 compared to $197.3 million for Alpha stand-alone in the prior-year period. Excluding merger-related expenses, UBB charges, net unrealized mark-to-market impacts of derivative instruments, closed mine asset retirement obligation-related charges, and the loss on early extinguishment of debt, Adjusted EBITDA from continuing operations was $373.1 million in the third quarter of 2011 compared to $205.3 million in the third quarter of 2010.

Year-to-Date Results

•
For the first nine months of this year, Alpha reported total revenues of $5.0 billion, including $4.4 billion in coal revenues compared with total revenues of $2.9 billion and coal revenues of $2.6 billion during the first nine months of 2010 for Alpha stand-alone. The year-over-year increase in both total revenues and coal revenues is primarily attributable to the inclusion of the legacy Massey operations and increased average per ton realizations for metallurgical coal.

During the first three quarters of 2011, Alpha’s coal shipments totaled 75.2 million tons, including 12.5 million tons from the legacy Massey operations since the acquisition closed on June 1st, compared with 62.7 million tons in the first three quarters of 2010 for Alpha stand-alone. Metallurgical coal shipments were 13.9 million tons year-to-date, up 56 percent compared to the 8.9 million tons during the first nine months of 2010. Shipments of PRB coal and Eastern steam coal were 36.1 million tons and 25.3 million tons, respectively, during the first nine months of 2011.

•
Year-to-date, Alpha’s overall average realization was $58.46 per ton and the adjusted average cost of coal sales was $43.06 per ton, resulting in a $15.40 per ton (or 26.3 percent) adjusted coal margin. For the first three quarters of 2011 Alpha recorded net income and income from continuing operations of $62.9 million or $0.37 per diluted share. Excluding merger-related expenses, UBB charges, net unrealized mark-to-market impacts of derivative instruments, closed-mine asset retirement obligation-related charges, net amortization of acquired intangibles, the loss on early extinguishment of debt, related tax effects of the foregoing items and discrete income tax charges, Alpha’s adjusted income from continuing operations was $310.4 million or $1.84 per diluted share. EBITDA from continuing operations for the first nine months of 2011 was $575.5 million, and Adjusted EBITDA from continuing operations for the first nine months of 2011, which excludes merger-related expenses, UBB charges, net unrealized mark-to-market impacts of derivative instruments, closed-mine asset retirement obligation-related charges, and the loss on early extinguishment of debt, was $953.5 million.

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Alpha Natural Resources, Inc. Announces	Page 5
Third Quarter 2011 Results

Liquidity and Capital Resources

Cash provided by operations for the quarter ended September 30, 2011 was $253.1 million compared with $173.1 million for Alpha stand-alone in the third quarter of 2010.

Capital expenditures for the third quarter of 2011 were $142.3 million, versus $87.1 million in the comparable period last year. Investing activities during the third quarter included $28.9 million for the first of five annual installment payments pertaining to a Caballo West federal coal lease in the PRB.

On August 18, 2011, Alpha completed the previously announced redemption of the 7.25% senior notes due 2014 of Foundation PA Coal Company, a subsidiary of the Company for $302 million. At the end of the third quarter, Alpha had available liquidity of approximately $1.8 billion, consisting of cash, cash equivalents and marketable securities of an aggregate $0.8 billion plus approximately $1 billion available under the Company’s secured credit and accounts receivable facilities. Total long-term debt, including current portion of long-term debt at September 30, 2011, was approximately $3.0 billion, compared with $0.8 billion at December 31, 2010. Other than scheduled principal amortization of its bank term loan, Alpha does not have any debt maturities until 2015.

Market Overview

Global demand for metallurgical coal remains robust driven primarily by growth in Asia. Chinese raw steel production increased 18 percent year-over-year in September and reached an annualized pace of approximately 750 million metric tonnes, up from an annualized run rate of approximately 720 million metric tonnes earlier this year. Driven by continued demand growth and limited new sources of supply in the near-term, the market for metallurgical coal remains strong, although pricing has declined somewhat from the record highs achieved earlier this year as Australia has largely recovered from severe flooding earlier in the year and the European debt crisis has created some uncertainty in the near-term. As the third largest supplier of metallurgical coal in the world, Alpha is well positioned to benefit from the Asia-driven demand growth for metallurgical coal for the foreseeable future.

The seaborne thermal market continues to demonstrate consistent demand growth, driven primarily by emerging economies in Asia. China set a new record for coal imports in September, increasing 25 percent year-over-year to just over 19 million metric tons, and the country is expected to import nearly 120 million metric tonnes of thermal coal for the full year 2011. Indian imports have more than doubled since 2008 and are expected to reach nearly 80 million metric tons in 2011. Indian imports are projected to exceed 200 million tons per year later this decade. With greater than 25 million tons of export terminal capacity annually, Alpha is the clear leader among coal U.S. producers and plans to leverage this competitive advantage to benefit from a strengthening seaborne thermal coal market.

Unlike the rapidly growing markets in Asia, the United States market for thermal coal remains muted due to slow economic growth, an uncertain regulatory environment and competition from low-priced natural gas. Thermal coal’s share in the electricity generation mix has gradually lost ground relative to natural gas, and the EIA forecasts a further decrease in thermal coal consumption in 2012. The Cross State Air Pollution Rule (CSAPR), which is scheduled to go into effect in January of 2012 and would mandate substantial decreases in SO2 and NOx emission from utilities in 27 states, has been the subject of several state-level lawsuits, as well as congressional proposals seeking to alter or delay its implementation. In light of these legal and legislative challenges, the timing and ultimate requirements of CSAPR remain in question. However, if the rule is ultimately implemented, it would likely mean decreased reliance on Central Appalachian thermal coals on the margin, and a shift toward gas-fired generation and increased utilization of lower sulfur coals from other basins, including the PRB. In this uncertain environment, utilities have been slow to enter into thermal coal contracts, and utility inventories have fallen to below 150 million tons nationwide, dipping below the 5-year average, which should be positive for the domestic thermal coal markets once the regulatory environment is clarified.

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Alpha Natural Resources, Inc. Announces	Page 6
Third Quarter 2011 Results

Outlook

Alpha is fine tuning its 2011 guidance ranges for depletion, depreciation and amortization (DD&A) and interest expense to $700-$750 million and $135-$140 million, respectively, compared to the previous guidance ranges of $750-$780 million and $125-$140 million, respectively, and adjusting Western cost of coal sales to a range of $9.80-$10.20 per ton compared to the previous range of $9.60-$10.00 per ton, while leaving all other guidance ranges for 2011 unchanged. Alpha is revising its 2012 guidance ranges, and updating its contracted position for both 2011 and 2012 to reflect sales activity through October 24, 2011. Guidance for 2011 includes the contribution of legacy Massey operations for the seven month period from June to December. Guidance for 2011 and 2012 for East and West cost of coal sales per ton and selling, general and administrative expenses exclude any impacts from merger-related expenses, UBB charges, and closed-mine asset retirement obligation charges.

Based on the midpoint of the shipment guidance ranges, Alpha is essentially sold out in 2011, with 100 percent of Western steam coal committed and priced at average realizations of $11.93 per ton and 100 percent of Eastern steam coal committed and priced at average realizations of $66.75 per ton. Metallurgical coal is 98 percent committed and priced at average realizations of $162.00 per ton.

For the year 2012 Alpha has increased its Eastern metallurgical coal shipment guidance to a range of 23.5-26.5 million tons compared to the previous range of 23.0-26.0 million tons. Based on the midpoint of the current guidance range, approximately 89 percent of Alpha’s anticipated 2012 met coal shipments remains unpriced, with approximately 11 percent committed and priced at an average per ton realization of $143.59 and 39 percent committed and unpriced. As metallurgical coal shipments increase and the Company continues to optimize its asset portfolio in the East, Alpha has reduced its Eastern steam coal shipment guidance to a range of 46-52 million tons compared to the previous range of 49-54 million tons. Based on the midpoint of current guidance, 62 percent of Alpha’s anticipated 2012 Eastern steam coal shipment volume is committed and priced at an average per ton realization of $67.92 and 17 percent is committed and unpriced. Alpha has also adjusted its Western steam coal shipment guidance to a range of 49-53 million tons compared to the previous range of 48-52 million tons, and based on the midpoint of the current range, 92 percent of Alpha’s 2012 Western steam coal shipment volume is committed and priced at an average per ton realization of $12.68. Adjusted cost of coal sales in 2012 are anticipated to range from $70.00 to $75.00 per ton in the East and $10.50 to $11.50 per ton in the West. Ranges for selling, general and administrative expense and depletion, depreciation and amortization expense in 2012 are expected to be $230 million to $270 million, and $1.05 billion to $1.15 billion, respectively. Interest expense is expected to be between $175 million and $185 million, and capital expenditures for the year are anticipated to range from $650 million to $850 million.

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Alpha Natural Resources, Inc. Announces	Page 7
Third Quarter 2011 Results

Guidance
(in millions, except per-ton and percentage amounts)

	2011	2012
Average per Ton Sales Realization on Committed and Priced Coal Shipments1,2
West	$11.93	$12.68
Eastern Steam	$66.75	$67.92
Eastern Met	$162.00	$143.59
Coal Shipments3	102.5 – 109.5	118.5 – 131.5
West	48.0 – 50.0	49.0 – 53.0
Eastern Steam4	36.0 – 39.0	46.0 – 52.0
Eastern Met	18.5 – 20.5	23.5 – 26.5
Committed and Priced (%)5	100%	64%
West	100%	92%
Eastern Steam	100%	62%
Eastern Met	98%	11%
Committed and Unpriced (%)5,6	0%	14%
West	0%	0%
Eastern Steam	0%	17%
Eastern Met	2%	39%
West – Cost of Coal Sales per Ton	$9.80 – $10.20	$10.50 – $11.50
East – Cost of Coal Sales per Ton7	$73.00 – $76.00	$70.00 – $75.00
Selling, General & Administrative Expense8	$250 – $270	$230 – $270
Depletion, Depreciation & Amortization Expense	$700 – $750	$1,050 – $1,150
Interest Expense	$135 – $140	$175 – $185
Capital Expenditures9	$575 – $650	$650 – $850

NOTES:
1.	Based on committed and priced coal shipments as of October 24, 2011.
2.
Actual average per ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per ton realizations.

3.	Eastern shipments in 2011 and 2012 include an estimated 3.0 to 4.0 million tons of brokered coal per year.
4.
The 2011 shipment range for Eastern steam coal reflects the impact of a scheduled longwall move at the Cumberland mine in December of 2011. The 2012 shipment range for Eastern steam coal reflects the impact of scheduled longwall moves at the Cumberland mine in April and August of 2012, and scheduled longwall moves at the Emerald mine in January and October of 2012.

5.	As of October 24, 2011, compared to the midpoint of shipment guidance range.
6.
In 2011, committed and unpriced Eastern tons include approximately 0.3 million tons of metallurgical coal subject to market pricing. In 2012, committed and unpriced Eastern tons include approximately 8.6 million tons of metallurgical coal subject to market pricing, approximately 6.3 million tons of steam coal subject to market pricing, approximately 1.2 million tons of metallurgical coal subject to collared pricing with an average pricing range of $126 to $192 per ton, and approximately 0.4 million tons of steam coal subject to collared pricing with an average pricing range of $69 to $81 per ton, as well as approximately 1.5 million tons of steam coal subject to indexed pricing estimated at $78.47 per ton on average.

7.
Excludes merger-related expenses, non-cash charges for write-up of acquired coal inventory, closed-mine asset retirement obligation charges and UBB charges. Alpha has not reconciled the adjusted Eastern cost of coal sales per ton to Eastern cost of coal sales per ton because merger-related expenses, a necessary reconciling item, cannot be reasonably predicted and Alpha is unable to provide guidance for such expenses. Accordingly, reconciliation to Eastern cost of coal sales per ton is not available without unreasonable effort.

8.
Alpha has not reconciled the adjusted selling, general & administrative expense to selling, general & administrative expense because merger-related expenses, a necessary reconciling item, cannot be reasonably predicted and Alpha is unable to provide guidance for such expenses. Accordingly, reconciliation to selling, general & administrative expense is not available without unreasonable effort.

9.	Includes the annual bonus bid payments on the Eagle Butte Federal Lease by Application (LBA) and the Caballo West LBA of $36.1 million and $28.9 million, respectively, in 2011 and 2012.

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Alpha Natural Resources, Inc. Announces	Page 8
Third Quarter 2011 Results

About Alpha Natural Resources

Alpha Natural Resources is one of America's premier coal suppliers with coal production capacity of greater than 120 million tons a year. Alpha is the nation's leading supplier and exporter of metallurgical coal used in the steel-making process and is a major supplier of thermal coal to electric utilities and manufacturing industries across the country. The Company, through its affiliates, employs approximately 14,000 people and operates more than 150 mines and 40 coal preparation facilities in Appalachia and the Powder River Basin. More information about Alpha can be found on the Company’s Web site at www.alphanr.com.

Forward Looking Statements
This news release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on Alpha’s expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Alpha’s control. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	worldwide market demand for coal, electricity and steel;
•	global economic, capital market or political conditions, including a prolonged economic recession in the markets in which we operate;
•	decline in coal prices;
•	our liquidity, results of operations and financial condition;
•	regulatory and court decisions;
•	competition in coal markets;
•
changes in environmental laws and regulations, including those directly affecting our coal mining and production, and those affecting our customers' coal usage, including potential carbon or greenhouse gas related legislation;

•	changes in safety and health laws and regulations and the ability to comply with such changes;
•	availability of skilled employees and other employee workforce factors, such as labor relations;
•	the inability of our third-party coal suppliers to make timely deliveries and the refusal by our customers to receive coal under agreed contract terms;
•	potential instability and volatility in worldwide financial markets;
•	future legislation and changes in regulations, governmental policies or taxes or changes in interpretation thereof;
•	inherent risks of coal mining beyond our control;
•	disruption in coal supplies;
•	the geological characteristics of the Powder River Basin, Central and Northern Appalachian coal reserves;
•	our production capabilities and costs;
•
our ability to integrate successfully operations that we have acquired or developed with our existing operations, including those of Massey Energy Company (“Massey”), as well as those operations that we may acquire or develop in the future, or the risk that any such integration could be more difficult, time-consuming or costly than expected;

•	our plans and objectives for future operations and expansion or consolidation;
•	the consummation of financing transactions, acquisitions or dispositions and the related effects on our business;
•	uncertainty of the expected financial performance of Alpha following the acquisition of Massey;
•	Alpha’s ability to achieve the cost savings and synergies contemplated by the acquisition of Massey within the expected time frame;
•	disruption from the acquisition of Massey making it more difficult to maintain relationships with customers, employees or suppliers;
•	the allocation of the acquisition price in connection with the acquisition of Massey to the net assets acquired in accordance with applicable accounting rules and methodologies;
•	the outcome of pending or potential litigation or governmental investigations, including with respect to the Upper Big Branch explosion;
•	our relationships with, and other conditions affecting, our customers, including the inability to collect payments from our customers if their creditworthiness declines;

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Alpha Natural Resources, Inc. Announces	Page 9
Third Quarter 2011 Results

•	reductions or increases in customer coal inventories and the timing of those changes;
•	changes in and renewal or acquisition of new long-term coal supply arrangements;
•	railroad, barge, truck and other transportation availability, performance and costs;
•	availability of mining and processing equipment and parts;
•	disruptions in delivery or changes in pricing from third party vendors of goods and services that are necessary for our operations, such as diesel fuel, steel products, explosives and tires;
•	our assumptions concerning economically recoverable coal reserve estimates;
•	our ability to obtain, maintain or renew any necessary permits or rights, and our ability to mine properties due to defects in title on leasehold interests;
•	our ability to negotiate new UMWA wage agreements on terms acceptable to us;
•	changes in postretirement benefit obligations, pension obligations and federal and state black lung obligations;
•	increased costs and obligations potentially arising from the Patient Protection and Affordable Care Act;
•	fair value of derivative instruments not accounted for as hedges that are being marked to market;
•	indemnification of certain obligations not being met;
•	continued funding of the road construction business, related costs, and profitability estimates;
•
restrictive covenants in our secured credit facility and the indentures governing the 6% senior notes due 2019, the 6.25% senior notes due 2021, the 2.375% convertible senior notes due 2015 and the 3.25% convertible senior notes due 2015;

•
certain terms of the 6% senior notes due 2019, the 6.25% senior notes due 2021, the 2.375% convertible senior notes due 2015 and the 3.25% convertible senior notes due 2015, including any conversions, that may adversely impact our liquidity;

•	our substantial indebtedness following the completed acquisition of Massey and potential future indebtedness;
•	our work force could become increasingly unionized in the future and our unionized or union-free hourly work force could strike;
•	significant or rapid increases in commodity prices;
•	our ability to obtain or renew surety bonds on acceptable terms or maintain self bonding status;
•	reclamation and mine closure obligations;
•	terrorist attacks and threats, and escalation of military activity in response to such attacks;
•	inflationary pressures on supplies and labor;
•	weather conditions or catastrophic weather-related damage; and
•
other factors, including the other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2010 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

These and other risks and uncertainties are discussed in greater detail in Alpha’s and Massey’s Annual Reports on Form 10-K and other documents filed with the Securities and Exchange Commission. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks come up from time to time, and it is impossible for Alpha to predict these events or how they may affect the Company. Alpha has no duty to, and does not intend to, update or revise the forward-looking statements in this news release after the date it is issued. In light of these risks and uncertainties, investors should keep in mind that the results, events or developments disclosed in any forward-looking statement made in this news release may not occur.

Investor Contact
Todd Allen, CFA
Vice President, Investor Relations
276-739-5328
tallen@alphanr.com

Media Contact
Ted Pile
Vice President, Corporate Communications
276-623-2920
tpile@alphanr.com

FINANCIAL TABLES FOLLOW

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Alpha Natural Resources, Inc. Announces	Page 10
Third Quarter 2011 Results

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Revenues:
Coal revenues	$1,997,934	$896,435	$4,395,804	$2,621,805
Freight and handling revenues	213,834	85,330	480,760	240,386
Other revenues	93,010	19,867	155,419	61,850
Total revenues	2,304,778	1,001,632	5,031,983	2,924,041

Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	1,675,209	664,723	3,517,796	1,896,989
Freight and handling costs	213,834	85,330	480,760	240,386
Other expenses	58,063	11,967	118,792	36,094
Depreciation, depletion and amortization	242,699	94,003	475,762	280,228
Amortization of acquired intangibles, net	(73,274)	52,398	(57,023)	173,988
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	72,701	43,584	329,656	135,604
Total costs and expenses	2,189,232	952,005	4,865,743	2,763,289

Income from operations	115,546	49,627	166,240	160,752

Other income (expense):
Interest expense	(49,148)	(17,834)	(94,726)	(58,458)
Interest income	931	967	2,988	2,495
Loss on early extinguishment of debt	(5,212)	-	(9,768)	(1,349)
Miscellaneous income, net	309	1,261	333	783
Total other expense, net	(53,120)	(15,606)	(101,173)	(56,529)

Income from continuing operations before income taxes	62,426	34,021	65,067	104,223
Income tax benefit (expense)	4,002	(1,660)	(2,178)	(18,010)
Income from continuing operations	66,428	32,361	62,889	86,213

Discontinued operations:
Loss from discontinued operations before income taxes	-	(911)	-	(2,574)
Income tax benefit	-	424	-	1,073
Loss from discontinued operations	-	(487)	-	(1,501)

Net income	$66,428	$31,874	$62,889	$84,712

Earnings per common share:
Basic earnings per common share:
Income from continuing operations	$0.30	$0.27	$0.38	$0.72
Loss from discontinued operations	-	-	-	(0.01)
Net income	$0.30	$0.27	$0.38	$0.71

Diluted earnings per common share:
Income from continuing operations	$0.29	$0.27	$0.37	$0.71
Loss from discontinued operations	-	-	-	(0.01)
Net income	$0.29	$0.27	$0.37	$0.70

Weighted average shares outstanding:
Weighted average shares--basic	224,394,487	119,623,075	166,931,448	119,862,369
Weighted average shares--diluted	226,281,985	121,498,825	168,833,010	121,767,294

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

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Alpha Natural Resources, Inc. Announces	Page 11
Third Quarter 2011 Results

Alpha Natural Resources, Inc. and Subsidiaries
Supplemental Sales, Operations and Financial Data
(In Thousands, Except Per Ton and Percentage Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Tons sold from continuing operations(1):
Powder River Basin	12,556	12,349	36,054	35,620
Eastern steam	12,723	5,823	25,255	18,223
Eastern metallurgical	5,900	2,986	13,883	8,889
Total	31,179	21,158	75,192	62,732

Average realized price per ton sold from continuing operations (2)(9):
Powder River Basin	$11.98	$11.10	$11.94	$10.95
Eastern steam	67.07	67.72	66.91	67.08
Eastern metallurgical	168.49	122.24	163.90	113.56
Weighted average total	$64.08	$42.37	$58.46	$41.79

Coal revenues:
Powder River Basin	$150,484	$137,111	$430,486	$389,931
Eastern steam	853,361	394,342	1,689,802	1,222,478
Eastern metallurgical	994,089	364,982	2,275,516	1,009,396
Total coal revenues	$1,997,934	$896,435	$4,395,804	$2,621,805

Adjusted cost of coal sales per ton from continuing operations (3)(9)(10)(13):
Powder River Basin	$10.34	$8.57	$10.20	$8.81
East (4)	$75.81	$63.04	$73.33	$57.96
Weighted average total	$49.45	$31.25	$43.06	$30.05

Adjusted weighted average coal margin per ton (11)	$14.63	$11.12	$15.40	$11.74
Adjusted weighted average coal margin percentage (12)	22.8%	26.2%	26.3%	28.1%

Net cash provided by operating activities including discontinued operations	$253,094	$173,120	$537,232	$511,051
Capital expenditures including discontinued operations	$142,261	$87,065	$314,929	$222,960

	As of
	September 30, 2011	December 31, 2010
Liquidity ($ in 000's):
Cash and cash equivalents	$575,298	$554,772
Marketable securities with maturities of less than one year (7)	173,087	217,191
Marketable securities with maturities of greater than one year (8)	17,672	60,159
Total cash, cash equivalents and marketable securities	766,057	832,122
Unused revolving credit and A/R securitization facilities	1,023,600	932,945
Total available liquidity	$1,789,657	$1,765,067

(1) Stated in thousands of short tons.
(2) Coal revenues divided by tons sold. This statistic is stated as free on board (FOB) at the processing plant.
(3) Cost of coal sales divided by tons sold. The cost of coal sales per ton only includes costs in our Eastern and Western Coal Operations.
(4) East includes the Company's operations in Central Appalachia (CAPP) and Northern Appalachia (NAPP).
(5) Weighted average total sales realization per ton less weighted average total cost of coal sales per ton.
(6) Weighted average coal margin per ton divided by weighted average total sales realization per ton.
(7) Classified as a current asset on the balance sheet.
(8) Classified as a non-current asset on the balance sheet.
(9) Amounts per ton calculated based on unrounded revenues, cost of coal sales and tons sold.
(10) For the three and nine months ended September 30, 2011, adjusted cost of coal sales per ton for East includes adjustments to exclude the impact of certain non-cash charges that resulted from recording Massey's beginning inventory at fair value, stock compensation and severance expenses, changes in estimated future costs of water treatment at closed mines and costs related to UBB.
(11) Weighted average total sales realization per ton less adjusted weighted average total cost of coal sales per ton.
(12) Adjusted weighted average coal margin per ton divided by weighted average total sales realization per ton.
(13) Adjusted cost of coal sales per ton, adjusted weighted average coal margin per ton and adjusted weighted average coal margin percentage for our Eastern Operations are reconciled to their unadjusted amounts as follows:

	Three months ended September 30, 2011	Nine months ended September 30, 2011
Adjusted cost of coal sales per ton from continuing operations	$75.81	$73.33
Impact of merger-related stock compensation and severance expenses	0.02	0.25
Impact of merger-related inventory expenses	2.13	3.78
Impact of UBB expenses	0.57	0.42
Impact of merger-related benefits alignment expense	1.22	0.57
Impact of changes in estimated future costs of water treatment at closed mines	1.99	0.95
Cost of coal sales per ton from continuing operations	$81.74	$79.30

Total weighted average coal margin per ton (5)	$11.09	$12.29
Total weighted average coal margin percentage (6)	17.3%	21.0%

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

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Alpha Natural Resources, Inc. Announces	Page 12
Third Quarter 2011 Results

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30, 2011	December 31, 2010

Cash and cash equivalents	$575,298	$554,772
Trade accounts receivable, net	635,840	281,138
Inventories, net	496,105	198,172
Short-term marketable securities	173,087	217,191
Prepaid expenses and other current assets	507,585	124,564
Total current assets	2,387,915	1,375,837
Property, equipment and mine development costs, net	2,847,355	1,129,222
Owned and leased mineral rights and land, net	8,553,211	1,985,661
Goodwill	2,675,497	382,440
Long-term marketable securities	17,672	60,159
Other non-current assets	700,078	245,964
Total assets	$17,181,728	$5,179,283

Current portion of long-term debt	$38,529	$11,839
Trade accounts payable	513,416	121,553
Accrued expenses and other current liabilities	1,008,100	313,754
Total current liabilities	1,560,045	447,146
Long-term debt	2,931,272	742,312
Pension and postretirement medical benefit obligations	1,103,170	719,355
Asset retirement obligations	743,282	209,987
Deferred income taxes	1,570,096	249,408
Other non-current liabilities	1,023,482	155,039
Total liabilities	8,931,347	2,523,247

Total stockholders' equity	8,250,381	2,656,036
Total liabilities and stockholders' equity	$17,181,728	$5,179,283

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

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Alpha Natural Resources, Inc. Announces	Page 13
Third Quarter 2011 Results

Alpha Natural Resources, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2011	2010

Operating activities:
Net income	$62,889	$84,712
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, accretion and amortization	520,585	307,563
Amortization of acquired intangibles, net	(57,023)	173,988
Change in fair value of derivative instruments	(57,392)	11,880
Stock-based compensation	55,856	24,403
Employee benefit plans, net	45,305	40,786
Loss on early extinguishment of debt	9,768	1,349
Deferred income taxes	(5,801)	(41,668)
Other, net	16,064	(3,367)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(169,509)	(85,342)
Inventories, net	122,530	(20,766)
Prepaid expenses and other current assets	27,238	31,692
Other non-current assets	(23,528)	(2,684)
Trade accounts payable	82,222	11,029
Accrued expenses and other current liabilities	(97,020)	30,464
Pension and postretirement medical benefit obligations	(89,530)	(53,840)
Asset retirement obligations	(13,457)	(4,255)
Other non-current liabilities	108,035	5,107
Net cash provided by operating activities	537,232	511,051

Investing activities:
Cash paid for merger, net of cash acquired	(713,382)	-
Capital expenditures	(314,929)	(222,960)
Acquisition of mineral rights under federal lease	(65,013)	(36,108)
Purchases of marketable securities	(350,617)	(322,492)
Sales of marketable securities	434,349	141,180
Purchase of equity-method investments	(8,000)	(3,000)
Other, net	(4,672)	(1,957)
Net cash used in investing activities	(1,022,264)	(445,337)

Financing activities:
Principal repayments on long-term debt	(1,307,834)	(50,934)
Proceeds from borrowings on long-term debt	2,100,000	-
Debt issuance costs	(84,306)	(8,710)
Excess tax benefit from stock-based awards	-	8,112
Common stock repurchases	(206,381)	(41,580)
Proceeds from exercise of stock options	4,079	4,292
Net cash provided by (used in) financing activities	505,558	(88,820)

Net increase (decrease) in cash and cash equivalents	$20,526	$(23,106)
Cash and equivalents at beginning of period	$554,772	$465,869
Cash and equivalents at end of period	$575,298	$442,763

This information is intended to be reviewed in conjunction with the company's filings with the U. S. Securities and Exchange Commission.

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Alpha Natural Resources, Inc. Announces	Page 14
Third Quarter 2011 Results

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of EBITDA from Continuing Operations and Adjusted EBITDA from Continuing Operations to Income from Continuing Operations
(In Thousands)
(Unaudited)

EBITDA from continuing operations and adjusted EBITDA from continuing operations are non-GAAP measures used by management to gauge operating performance and normalized levels of earnings. Alpha defines EBITDA from continuing operations as income from continuing operations plus interest expense, income tax expense, depreciation, depletion and amortization, and amortization of acquired intangibles less interest income and income tax benefit. Alpha defines adjusted EBITDA from continuing operations as EBITDA from continuing operations plus expenses attributable to mergers, losses on early extinguishment of debt, UBB expenses, mark-to-market losses on derivative instruments, changes in estimated future costs of water treatment at closed mines less mark-to-market gains on derivative instruments and various gains and losses not expected to recur on a quarterly basis. The definition of adjusted EBITDA from continuing operations may be changed periodically by management to adjust for significant items important to an understanding of operating trends. Management presents EBITDA from continuing operations and adjusted EBITDA from continuing operations as supplemental measures of the company's performance and debt service capacity that may be useful to securities analysts, investors and others. EBITDA from continuing operations and adjusted EBITDA from continuing operations are not, however, measures of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations or operating income as determined in accordance with U.S. GAAP. Moreover, EBITDA from continuing operations and adjusted EBITDA from continuing operations are not calculated identically by all companies. A reconciliation of EBITDA from continuing operations and adjusted EBITDA from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure is provided in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Income from continuing operations	$66,428	$32,361	$62,889	$86,213
Interest expense	49,148	17,834	94,726	58,458
Interest income	(931)	(967)	(2,988)	(2,495)
Income tax expense (benefit)	(4,002)	1,660	2,178	18,010
Depreciation, depletion and amortization	242,699	94,003	475,762	280,228
Amortization of acquired intangibles, net	(73,274)	52,398	(57,023)	173,988
EBITDA from continuing operations	280,068	197,289	575,544	614,402
Loss on early extinguishment of debt	5,212	-	9,768	1,349
Merger related expenses	101,698	10,439	372,037	17,007
UBB expenses	10,636	-	16,417	-
Change in fair value of derivative instruments	(61,701)	(2,459)	(57,392)	(11,880)
Changes in estimated future costs of water treatment at closed mines	37,137	-	37,137	-
Adjusted EBITDA from continuing operations	$373,050	$205,269	$953,511	$620,878

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

Alpha Natural Resources, Inc. and Subsidiaries
Reconciliation of Adjusted Income from Continuing Operations to Income from Continuing Operations
(In Thousands Except Shares and Per Share Data)
(Unaudited)

Adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are non-GAAP measures used by management to gauge performance and normalized earnings levels. Alpha defines adjusted income from continuing operations as income from continuing operations plus expenses attributable to mergers, losses on early extinguishment of debt, mark-to-market losses on derivative instruments, changes in estimated future costs of water treatment at closed mines, amortization of acquired intangibles, UBB expenses, less mark-to-market gains on derivative instruments and various gains and losses that are not expected to recur on a quarterly basis, discrete income tax benefits from reversal of valuation allowances for deferred tax assets and reversal of reserves for uncertain tax positions, adjustments to deferred taxes due to significant law changes and estimated income tax effects of the pre-tax adjustments. Adjusted diluted earnings per common share from continuing operations is adjusted income from continuing operations divided by weighted average diluted shares. The definition of adjusted income from continuing operations may be changed periodically by management to adjust for significant items important to an understanding of operating trends. Management presents adjusted income from continuing operations and adjusted earnings per share from continuing operations as supplemental measures of the company's performance that it believes are useful to securities analysts, investors and others in assessing the company's performance over time. Adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are not, however, measures of financial performance under U.S. GAAP and should not be considered as an alternative to net income, income from continuing operations, operating income or diluted earnings per share from continuing operations as determined in accordance with U.S. GAAP. Moreover, adjusted income from continuing operations and adjusted diluted earnings per common share from continuing operations are not calculated identically by all companies. A reconciliation of adjusted income from continuing operations to income from continuing operations, the most directly comparable U.S. GAAP measure, and the weighted average diluted shares used to calculate adjusted diluted earnings per common share from continuing operations are provided in the table below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Income from continuing operations	$66,428	$32,361	$62,889	$86,213
Merger related expenses	101,698	10,439	372,037	17,007
UBB expenses	10,636	-	16,417	-
Change in fair value of derivative instruments	(61,701)	(2,459)	(57,392)	(11,880)
Changes in estimated future costs of water treatment at closed mines	37,137	-	37,137	-
Amortization of acquired intangibles, net	(73,274)	52,398	(57,023)	173,988
Loss on early extinguishment of debt	5,212	-	9,768	1,349
Estimated income tax effect of above adjustments	(6,195)	(23,531)	(79,366)	(68,409)
Discrete tax charge from non-deductible transaction costs	-	-	5,961	-
Deferred tax charge from change in tax treatment of Medicare Part D deductions	-	-	-	25,566
Adjusted income from continuing operations	$79,941	$69,208	$310,428	$223,834

Weighted average shares--diluted	226,281,985	121,498,825	168,833,010	121,767,294

Adjusted diluted earnings per common share from continuing operations	$0.35	$0.57	$1.84	$1.84

This information is intended to be reviewed in conjunction with the company's filings with the U.S. Securities and Exchange Commission.

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